Exhibit 99.1

EZCORP REPORTS SECOND QUARTER REVENUES OF $260 MILLION
GAAP Earnings Per Share of $0.15, Adjusted Earnings Per Share of $0.36

AUSTIN, Texas (April 29, 2014) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced its financial results for the second quarter of fiscal 2014.
For the quarter, total revenues were $260 million, with net income of $8 million and earnings per share of $0.15. Excluding the negative impact of certain one-time charges discussed below, as well as minimal losses related to our immature online lending businesses, adjusted net income was $20 million and adjusted earnings per share were $0.36, both non-GAAP measures.

Paul Rothamel, EZCORP’s President and Chief Executive Officer, stated, “We are pleased with the continued momentum demonstrated in our core businesses. From an operations standpoint, the second quarter was consistent with the improving year-over-year revenue and expense trends that we reported in the first quarter. As we discussed previously, we expected these year-over-year financial comparisons to be challenging as our pawn and financial services businesses continue to anniversary gold volume declines and regulatory changes respectively. We also continue to believe those quarterly comparisons will improve significantly in the back half of the year.

“We experienced very strong demand at our storefront jewelry business and saw continued growth in our online retail channel. Demand for our financial service offerings in the U.S. and Mexico was also very strong. Retail margins, jewelry scrap margins and bad debt provisions were all at, or ahead of, our expectations. Our expense reduction initiatives were also on track, delivering the quarter-on-quarter improvement that we expected. The demand for our products is greater than it has ever been, as our customers have fewer alternatives to access immediate cash."

Consolidated Financial Highlights — Second Quarter of Fiscal 2014 vs. Prior Year Quarter

•
Total revenues were $260 million compared to $268 million in the same period last year. Excluding an expected decrease in gold scrapping, total revenues were up 4%, driven by excellent jewelry sales and consumer loan fee growth in the United States and Mexico.

•
Adjusted net income for the quarter was $20 million, net of the after-tax impacts of the Albemarle & Bond impairment charge ($6 million), the retirement benefit accrual for our long-time Executive Chairman ($6 million) and performance of our online businesses ($0.6 million).

•
Earning assets, including CSO loans, were $417 million at quarter-end, an increase of 7%, as a result of growth in payroll withholding, installment and auto title loans, as well as inventory in the U.S.

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•
Cash and cash equivalents, including restricted cash, were $63 million at quarter-end, with debt of $228 million, including $145 million of Grupo Finmart third-party debt, which is non-recourse to EZCORP.

U.S. & Canada
Pawn —

▪
Total merchandise sales increased 4% in total and on a same-store basis driven by growth in storefront jewelry sales and strong online performance. Gross margin on merchandise sales remained strong at 39%. Both the merchandise sales and gross margin metrics compare favorably to the U.S. and Canadian marketplace for the quarter.

▪
Jewelry sales were very strong, increasing 27% in total and 25% on a same-store basis, with gross margin of 43%. Coupled with our strong performance in the first quarter, jewelry sales growth was 30% in total and 27% on a same-store basis for the first half of the fiscal year.

▪
Online sales grew 63% over the same quarter last year and accounted for roughly 8% of the segment’s total merchandise sales. Gross margin remained strong at 44% as compared to 43% for the same quarter last year.

▪
Pawn loan balances were $113 million at quarter-end, down 6% in total, driven primarily by a decrease in average loan size related to jewelry. This expected decline moderated in April, and we expect pawn loan balances to stabilize and be roughly flat by the end of the year.

▪
Redemption rates were 85%, up 100 basis points compared to a year ago, driven by a 200 basis point increase in the jewelry redemption rate to 89%, while the general merchandise redemption rate remained flat at 79%.

Financial Services —

•
Total loan balances including CSO loans, net of reserves, were $43 million at quarter-end, a 17% increase over the same quarter last year. This increase was driven by solid growth at our 500 storefronts as well as our online channel. For the quarter, including CSO loans, installment loans were up 77% and auto title loans grew 22% while traditional payday loans declined 12%.

▪
Loan fees were $46 million, up 8%. The gap in growth between loan balances and fees year-over-year is the result of a shift in product mix to lower yielding products driven by a competitive marketplace and regulatory impact. We expect to grow loan balances aggressively as consumer demand for our loan products remains high.

▪
Bad debt as a percentage of fees was 20%, up 500 basis points driven primarily by the impact of regulatory changes at the local and federal level. Secondarily, new store growth and the online penetration negatively impacted the year-over-year comparisons. We expect both of these factors to moderate over the next several quarters as the new stores naturally mature and online bad debt continues its quarter-over-quarter improvement.

Latin America
Payroll Withholding Lending —

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▪	Total fees were $14 million, up 21% as compared to the same period last year.

▪
Total loan balances at the end of the quarter were $113 million, up 23%, driven primarily by significant growth in new loan originations and greater penetration in existing contracts. Grupo Finmart now has approximately 100 active contracts providing access to over 6 million customers.

▪	Bad debt as a percentage of fees was 3%, ahead of our expectations.

▪
Financing activities for the quarter included a structured asset sale by Grupo Finmart and a public securitization of a portion of its receivables. The asset sale accelerated $16 million in cash flow, which was received in April, as well as a $5 million gain included in "Other Revenues." The securitization of $56 million, our second securitization in twelve months, reduced the cost of capital for the receivables financed to 6.3%. We incurred approximately $1 million in expenses during the quarter associated with this securitization. We expect to continue to use these and other types of structured transactions to finance the rapidly growing Grupo Finmart business going forward.

Pawn —

•
Pawn loan balances were $16 million, down 16%. Pawn service fees were down 7% during the quarter as Empeño Fácil focused on better quality lending. The yield on the loan balance improved 200 basis points to 200%.

•
Empeño Fácil's merchandise sales decreased 1% compared to last year with margins of 38%. We expect to continue to see a challenging marketplace for the foreseeable future as more jewelry-only providers attempt to enter the general merchandise pawn market.

Other International
Online Lending —

•
Cash Genie, our U.K. online lending business, reported a nominal operating loss, showing continued improvement as compared to an operating loss of approximately $2 million in the first quarter of fiscal 2014. We expect to spend nearly $1 million in the second half of the year in direct costs associated with the implementation of the new FCA regulations.

Strategic Affiliates —

•
Our income from affiliates was down $4 million, 88% year-over-year. This decrease was driven by a profit decline at Cash Converters International in the first half of their fiscal year due to the effect of the transition to new regulatory requirements in Australia. Cash Converters recently announced significantly improved performance in their third fiscal quarter which will be reflected in our third quarter results. Income from affiliates was also impacted by a decrease from Albemarle & Bond as it is no longer reporting any earnings. In addition, we adjusted our remaining investment in Albemarle & Bond down to zero, resulting in a $6 million after-tax write off.

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CEO Commentary
Mr. Rothamel added, “Historically, this time of year is a challenging time for our customers and their need for cash is very high. This usually manifests itself in rapidly growing loan balances at EZCORP, and this year is no different. In fact, based on what we are seeing from our customers, we continue to expect that our year-over-year financial comparisons will improve in the second half of the fiscal year.
"We will continue to focus on our day-to-day execution of our unique loan and retail offerings. We believe that we are well positioned in the marketplace to continue to differentiate ourselves to the sophisticated consumer. We are confident that our strategy and operational efforts will deliver strong shareholder returns over the long term.”

The company provides supplemental information on its website. For additional content, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.
About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

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Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Revenues:
Merchandise sales	$103,454	$100,082	$209,041	$194,686
Jewelry scrapping sales	26,193	42,582	53,896	87,291
Pawn service charges	59,162	62,015	123,295	127,415
Consumer loan fees and interest	64,785	60,751	131,114	123,885
Other revenues	6,106	2,684	11,711	7,498
Total revenues	259,700	268,114	529,057	540,775
Merchandise cost of goods sold	63,857	58,716	127,445	113,661
Jewelry scrapping cost of goods sold	20,111	29,311	40,131	60,616
Consumer loan bad debt	10,422	8,457	28,854	21,978
Net revenues	165,310	171,630	332,627	344,520
Operating expenses:
Operations	108,064	101,831	220,833	205,116
Administrative	20,032	8,603	35,777	22,274
Depreciation	7,539	7,071	15,005	13,631
Amortization	1,975	1,316	3,915	2,030
Loss (gain) on sale or disposal of assets	342	13	(5,948)	42
Total operating expenses	137,952	118,834	269,582	243,093
Operating income	27,358	52,796	63,045	101,427
Interest expense, net	5,275	3,753	9,607	7,390
Equity in net income of unconsolidated affiliates	(492)	(4,125)	(1,763)	(9,163)
Impairment of investments	7,940	—	7,940	—
Other expense (income)	1,324	405	1,156	(96)
Income from continuing operations before income taxes	13,311	52,763	46,105	103,296
Income tax expense	4,204	16,273	14,085	32,945
Income from continuing operations, net of tax	9,107	36,490	32,020	70,351
(Loss) income from discontinued operations, net of tax	(40)	(1,610)	1,442	(3,316)
Net income	9,067	34,880	33,462	67,035
Net income from continuing operations attributable to redeemable noncontrolling interest	1,075	899	2,901	2,337
Net income attributable to EZCORP, Inc.	$7,992	$33,981	$30,561	$64,698

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$0.15	$0.66	$0.53	$1.28
Discontinued operations	—	(0.03)	0.03	(0.06)
Diluted earnings per share	$0.15	$0.63	$0.56	$1.22

Weighted average shares outstanding diluted	54,586	54,252	54,583	53,172

Net income from continuing operations attributable to EZCORP, Inc.	$8,032	$35,591	$29,119	$68,014
(Loss) income from discontinued operations attributable to EZCORP, Inc.	(40)	(1,610)	1,442	(3,316)
Net income attributable to EZCORP, Inc.	$7,992	$33,981	$30,561	$64,698

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$32,198	$41,443
Restricted cash	21,104	1,204
Pawn loans	128,683	138,380
Consumer loans, net	75,501	36,596
Pawn service charges receivable, net	24,733	25,388
Consumer loan fees and interest receivable, net	40,033	33,507
Inventory, net	129,013	116,517
Deferred tax asset	13,825	15,716
Income tax receivable	17,702	3,079
Prepaid expenses and other assets	54,321	42,421
Total current assets	537,113	454,251
Investments in unconsolidated affiliates	88,685	147,232
Property and equipment, net	111,419	118,979
Restricted cash, non-current	9,575	2,197
Goodwill	435,048	438,016
Intangible assets, net	69,016	60,387
Non-current consumer loans, net	61,724	77,414
Deferred tax asset	9,619	—
Other assets, net	30,037	20,723
Total assets	$1,352,236	$1,319,199
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$14,228	$34,912
Current capital lease obligations	533	533
Accounts payable and other accrued expenses	70,812	63,298
Other current liabilities	12,121	36,096
Customer layaway deposits	8,986	8,191
Total current liabilities	106,680	143,030
Long-term debt, less current maturities	214,254	137,376
Long-term capital lease obligations	106	648
Deferred tax liability	—	10,104
Deferred gains and other long-term liabilities	18,613	19,872
Total liabilities	339,653	311,030
Temporary equity:
Redeemable noncontrolling interest	58,107	52,982
EZCORP, Inc. stockholders’ equity	954,476	955,187
Total liabilities and stockholders’ equity	$1,352,236	$1,319,199

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended March 31, 2014
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$89,937	$13,517	$—	$103,454	$—	$103,454
Jewelry scrapping sales	24,697	1,496	—	26,193	—	26,193
Pawn service charges	52,154	7,008	—	59,162	—	59,162
Consumer loan fees and interest	45,657	14,328	4,800	64,785	—	64,785
Other revenues	1,009	5,065	32	6,106	—	6,106
Total revenues	213,454	41,414	4,832	259,700	—	259,700
Merchandise cost of goods sold	54,890	8,967	—	63,857	—	63,857
Jewelry scrapping cost of goods sold	18,793	1,318	—	20,111	—	20,111
Consumer loan bad debt	9,121	454	847	10,422	—	10,422
Net revenues	130,650	30,675	3,985	165,310	—	165,310
Operating expenses (income):						—
Operations	85,926	18,086	4,052	108,064	—	108,064
Administrative	—	—	—	—	20,032	20,032
Depreciation	4,295	1,450	105	5,850	1,689	7,539
Amortization	657	607	25	1,289	686	1,975
(Gain) loss on sale or disposal of assets	(441)	(2)	159	(284)	626	342
Interest (income) expense, net	(16)	4,246	—	4,230	1,045	5,275
Equity in net income of unconsolidated affiliates	—	—	(492)	(492)	—	(492)
Impairment of investments	—	—	7,940	7,940	—	7,940
Other (income) expense	—	(11)	375	364	960	1,324
Segment contribution (loss)	$40,229	$6,299	$(8,179)	$38,349
Income (loss) from continuing operations before income taxes				$38,349	$(25,038)	$13,311

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended March 31, 2013
	U.S. & Canada	Latin America	Other International	Segments Total	Corporate Items	Consolidated
Revenues:
Merchandise sales	$86,409	$13,673	$—	$100,082	$—	$100,082
Jewelry scrapping sales	40,501	2,081	—	42,582	—	42,582
Pawn service charges	54,500	7,515	—	62,015	—	62,015
Consumer loan fees and interest	42,266	11,842	6,643	60,751	—	60,751
Other revenues	1,620	205	859	2,684	—	2,684
Total revenues	225,296	35,316	7,502	268,114	—	268,114
Merchandise cost of goods sold	50,819	7,897	—	58,716	—	58,716
Jewelry scrapping cost of goods sold	27,563	1,748	—	29,311	—	29,311
Consumer loan bad debt expense (benefit)	6,441	(661)	2,677	8,457	—	8,457
Net revenues	140,473	26,332	4,825	171,630	—	171,630
Operating expenses (income):
Operations	82,827	15,335	3,669	101,831	—	101,831
Administrative	—	—	—	—	8,603	8,603
Depreciation	4,030	1,257	99	5,386	1,685	7,071
Amortization	622	416	23	1,061	255	1,316
(Gain) loss on sale or disposal of assets	(1)	14	—	13	—	13
Interest expense (income), net	15	2,802	(1)	2,816	937	3,753
Equity in net income of unconsolidated affiliates	—	—	(4,125)	(4,125)	—	(4,125)
Other (income) expense	(1)	(315)	—	(316)	721	405
Segment contribution	$52,981	$6,823	$5,160	$64,964
Income (loss) from continuing operations before income taxes				$64,964	$(12,201)	$52,763

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Six Months Ended March 31, 2014
	U.S. & Canada	Latin America	Other International	Total Segments	Corporate Items	Consolidated
Revenues:
Merchandise sales	$178,827	$30,214	$—	$209,041	$—	$209,041
Jewelry scrapping sales	50,622	3,274	—	53,896	—	53,896
Pawn service charges	109,223	14,072	—	123,295	—	123,295
Consumer loan fees and interest	94,359	28,621	8,134	131,114	—	131,114
Other revenues	1,494	10,187	30	11,711	—	11,711
Total revenues	434,525	86,368	8,164	529,057	—	529,057
Merchandise cost of goods sold	107,937	19,508	—	127,445	—	127,445
Jewelry scrapping cost of goods sold	37,363	2,768	—	40,131	—	40,131
Consumer loan bad debt	24,677	1,845	2,332	28,854	—	28,854
Net revenues	264,548	62,247	5,832	332,627	—	332,627
Operating expenses (income):
Operations	176,608	36,468	7,757	220,833	—	220,833
Administrative	—	—	—	—	35,777	35,777
Depreciation	8,562	2,909	208	11,679	3,326	15,005
Amortization	1,309	1,224	51	2,584	1,331	3,915
(Gain) loss on sale or disposal of assets	(6,759)	4	159	(6,596)	648	(5,948)
Interest (income) expense, net	(11)	7,394	(2)	7,381	2,226	9,607
Equity in net income of unconsolidated affiliates	—	—	(1,763)	(1,763)	—	(1,763)
Impairment of investments	—	—	7,940	7,940	—	7,940
Other (income) expense	—	(41)	346	305	851	1,156
Segment contribution (loss)	$84,839	$14,289	$(8,864)	$90,264
Income (loss) from continuing operations before income taxes				$90,264	$(44,159)	$46,105

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Six Months Ended March 31, 2013
	U.S. & Canada	Latin America	Other International	Segments Total	Corporate Items	Consolidated
Revenues:
Merchandise sales	$166,113	$28,573	$—	$194,686	$—	$194,686
Jewelry scrapping sales	82,489	4,802	—	87,291	—	87,291
Pawn service charges	112,697	14,718	—	127,415	—	127,415
Consumer loan fees and interest	86,594	23,719	13,572	123,885	—	123,885
Other revenues	4,411	1,846	1,241	7,498	—	7,498
Total revenues	452,304	73,658	14,813	540,775	—	540,775
Merchandise cost of goods sold	97,141	16,520	—	113,661	—	113,661
Jewelry scrapping cost of goods sold	56,637	3,979	—	60,616	—	60,616
Consumer loan bad debt expense (benefit)	17,369	(1,709)	6,318	21,978	—	21,978
Net revenues	281,157	54,868	8,495	344,520	—	344,520
Operating expenses (income):
Operations	167,399	29,970	7,747	205,116	—	205,116
Administrative	—	—	—	—	22,274	22,274
Depreciation	7,721	2,362	170	10,253	3,378	13,631
Amortization	769	851	49	1,669	361	2,030
Loss on sale or disposal of assets	28	14	—	42	—	42
Interest expense (income), net	32	5,415	(1)	5,446	1,944	7,390
Equity in net income of unconsolidated affiliates	—	—	(9,163)	(9,163)	—	(9,163)
Other (income) expense	(5)	(295)	(69)	(369)	273	(96)
Segment contribution	$105,213	$16,551	$9,762	$131,526
Income (loss) from continuing operations before income taxes				$131,526	$(28,230)	$103,296

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EZCORP, Inc.
Store Count Activity

	Three Months Ended March 31, 2014
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,028	316	—	1,344	6
De novo	9	2	—	11	—
Acquired	—	—	—	—	—
Sold, combined, or closed	—	—	—	—	(1)
End of period	1,037	318	—	1,355	5

	Three Months Ended March 31, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,050	319	—	1,369	10
De novo	12	27	—	39	—
Acquired	—	—	—	—	—
Sold, combined, or closed	(4)	(1)	—	(5)	(1)
End of period	1,058	345	—	1,403	9

Discontinued operations	(50)	(57)	—	(107)	—
Stores in continuing operations:	1,008	288	—	1,296	9

	Six Months Ended March 31, 2014
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	1,030	312	—	1,342	8
De novo	14	6	—	20	—
Acquired	—	—	—	—	—
Sold, combined, or closed	(7)	—	—	(7)	(3)
End of period	1,037	318	—	1,355	5

	Six Months Ended March 31, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	987	275	—	1,262	10
De novo	63	51	—	114	—
Acquired	12	20	—	32	—
Sold, combined, or closed	(4)	(1)	—	(5)	(1)
End of period	1,058	345	—	1,403	9

Discontinued operations	(50)	(57)	—	(107)	—
Stores in continuing operations:	1,008	288	—	1,296	9

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EZCORP, Inc.
Reconciliation of GAAP to Non-GAAP Results (Unaudited)
(in thousands, except per share data)

The following tables provide a reconciliation of the differences between the reported or projected non-GAAP financial measures for the periods indicated and the most comparable GAAP financial measures. The non-GAAP financial measures presented may not be directly comparable to similarly titled measures reported by other companies and their usefulness for such purposes are therefore limited. EZCORP management believes presentation of the non-GAAP financial measures enhances investors’ ability to analyze the Company’s operating results. However, non-GAAP financial measures are not an alternative to GAAP financial measures and should be read only in conjunction with financial measures presented on a GAAP basis.

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	GAAP	Non-GAAP Adjustment	Non-GAAP	GAAP	Non-GAAP Adjustment	Non-GAAP
Segment Contribution:
U.S. & Canada*	$40,229	$743	$40,972	$52,981	$2,793	$55,774
Latin America	6,299	—	6,299	6,823	—	6,823
Other International**	(8,179)	8,448	269	5,160	(1,374)	3,786
Total Segment Contribution	38,349	9,191	47,540	64,964	1,419	66,383

Administrative expense (income)***	20,032	(7,951)	12,081	8,603	—	8,603
Depreciation	1,689	—	1,689	1,685	—	1,685
Amortization	686	—	686	255	—	255
Loss on sale or disposal of assets	626	—	626	—	—	—
Interest expense, net	1,045	—	1,045	937	—	937
Other expense	960	—	960	721	—	721
Income from continuing operations before income taxes	13,311	17,142	30,453	52,763	1,419	54,182
Income tax expense	4,204	5,414	9,618	16,273	438	16,711
Income from continuing operations, net of tax	9,107	11,728	20,835	36,490	981	37,471
Loss from discontinued operations, net of tax	(40)	—	(40)	(1,610)	—	(1,610)
Net income	9,067	11,728	20,795	34,880	981	35,861
Net income from continuing operations attributable to redeemable noncontrolling interest	1,075	—	1,075	899	240	1,139
Net income attributable to EZCORP, Inc.	$7,992	$11,728	$19,720	$33,981	$741	$34,722

Weighted Average Shares Outstanding - Diluted	54,586	—	54,586	54,252	—	54,252
EPS - Diluted	$0.15	$0.21	$0.36	$0.63	$0.01	$0.64
* The U.S. & Canada non-GAAP adjustment is due to losses in our EZOnline business.
** The Other International non-GAAP adjustment includes the Albemarle & Bond impairment charge and its related foreign currency exchange loss, as well as results from our online business in the U.K during the three months ended March 31, 2014 and our equity in the net income of Albemarle & Bond and results from our online business in the U.K. for the three months ended March 31, 2013
*** The Administrative expense (income) non-GAAP adjustment is due to the compensatory benefits charge recorded in the second quarter of fiscal 2014 related to Sterling B. Brinkley's retirement.

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	Six Months Ended March 31, 2014			Six Months Ended March 31, 2013
	GAAP	Non-GAAP Adjustment	Non-GAAP	GAAP	Non-GAAP Adjustment	Non-GAAP
Segment Contribution:
U.S. & Canada*	$84,839	$3,521	$88,360	$105,213	$3,189	$108,402
Latin America	14,289	—	14,289	16,551	—	16,551
Other International**	(8,864)	11,372	2,508	9,762	(2,251)	7,511
Total Segment Contribution	90,264	14,893	105,157	131,526	938	132,464

Administrative expense (income)***	35,777	(7,951)	27,826	22,274	—	22,274
Depreciation	3,326	—	3,326	3,378	—	3,378
Amortization	1,331	—	1,331	361	—	361
Loss on sale or disposal of assets	648	—	648	—	—	—
Interest expense, net	2,226	—	2,226	1,944	—	1,944
Other expense	851	—	851	273	—	273
Income from continuing operations before income taxes	46,105	22,844	68,949	103,296	938	104,234
Income tax expense	14,085	5,205	19,290	32,945	440	33,385
Income from continuing operations, net of tax	32,020	17,639	49,659	70,351	498	70,849
Income (loss) from discontinued operations, net of tax	1,442	—	1,442	(3,316)	—	(3,316)
Net income	33,462	17,639	51,101	67,035	498	67,533
Net income (loss) from continuing operations attributable to redeemable noncontrolling interest	2,901	—	2,901	2,337	(114)	2,223
Net income attributable to EZCORP, Inc.	$30,561	$17,639	$48,200	$64,698	$612	$65,310

Weighted Average Shares Outstanding - Diluted	54,583	—	54,583	53,172	—	53,172
EPS - Diluted	$0.56	$0.32	$0.88	$1.22	$0.01	$1.23
* The U.S. & Canada non-GAAP adjustment is due to losses in our EZOnline business for six months of operations in 2014 and four months of operations in 2013.
** The Other International non-GAAP adjustment includes the Albemarle & Bond impairment charge and its related foreign currency exchange loss, as well as results from our online business in the U.K. during the six months ended March 31, 2014 and our equity in the net income of Albemarle & Bond and results from our online business in the U.K. for the six months ended March 31, 2013.
*** The Administrative expense (income) non-GAAP adjustment is due to the compensatory benefits charge recorded in the second quarter of fiscal 2014 related to Sterling B. Brinkley's retirement.

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